UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 18, 2006

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Post Road East, Suite 320, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)    On July 18, 2006, the Board of Directors of Terex Corporation (“Terex” or the “Company”) approved certain changes to the Company's director compensation program. While public company boards, including the Board of Directors of Terex, generally have faced increasing time commitments and demands over the past several years, and director compensation at public company boards has been increasing generally over this time, the annual retainer paid to members of the Board of Directors of Terex has remained constant since 2000.

In considering changes to the compensation for the Board of Directors of Terex, the Compensation Committee of the Company’s Board of Directors reviewed an analysis of the director compensation practices of 13 of the Company’s industry peers performed by an outside compensation consultant. Further, in addition to the information provided by such outside compensation consultant, the Compensation Committee also engaged a second compensation consulting firm to provide independent information and recommendations.

A summary of the material terms of Terex’s revised outside directors’ compensation program is filed as Exhibit 10.1 to this Form 8-K.

(b)       On July 18, 2006, the Board of Directors of Terex approved an award of 2,000 shares of Terex common stock to David Sachs, a director of the Company, under one of the Company’s long term incentive plans. The award was given to Mr. Sachs in recognition of the significant amount of time that he has dedicated to Terex over the past 18 months as chairperson of the Audit Committee of the Company’s Board of Directors, which additional time was in excess of the time devoted to Board and committee meetings.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Summary of material terms of Terex Corporation Outside Directors’ Compensation Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2006

TEREX CORPORATION

By: /s/ Eric I Cohen
Eric I Cohen
Senior Vice President